EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATION
                      SERIES E CONVERTIBLE PREFERRED STOCK
                                       OF
                           IMMTECH INTERNATIONAL, INC.

      (Pursuant to Section 151 of the Delaware General Corporation Law)


            The following is a statement of the designations, preferences, voting powers, qualifications, special or relative rights and privileges of the Series E Convertible Preferred Stock of IMMTECH INTERNATIONAL, INC. ("Company").

      Article I. Designation and Amount. The shares of such series shall be designated "Series E Convertible Preferred Stock" ("Series E Preferred Stock") and the number of shares constituting such series shall be 167,000. The Company previously authorized (i) 320,000 shares of its preferred stock pursuant to a Certificate of Designation filed with the Secretary of State of the State of Delaware on February 14, 2002 and has designated such shares therein as Series A Convertible Preferred Stock ("Series A Preferred Stock"), (ii) 240,000 shares of its preferred stock pursuant to a Certificate of Designation filed with the Secretary of State of the State of Delaware on September 25, 2002 and has designated such shares therein as Series B Convertible Preferred Stock ("Series B Preferred Stock"), (iii) 160,000 shares of its preferred stock pursuant to a Certificate of Designation filed with the Secretary of State of the State of Delaware on June 6, 2003 and has designated such shares therein as Series C Convertible Preferred Stock ("Series C Preferred Stock"), and (iv) 200,000 shares of its preferred stock pursuant to a Certificate of Designation filed with the Secretary of State of the State of Delaware on January 15, 2004 and has designated such shares therein as Series D Convertible Preferred Stock ("Series D Preferred Stock", and collectively with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the "Outstanding Preferred Stock").

      Notwithstanding anything to the contrary contained herein, in the Certificate of Designation Series A Convertible Preferred Stock ("Series A Certificate of Designation"), in the Certificate of Designation Series B Convertible Preferred Stock ("Series B Certificate of Designation"), in the Certificate of Designation Series C Convertible Preferred Stock ("Series C Certificate of Designation"), or in the Certificate of Designation Series D Convertible Preferred Stock ("Series D Certificate of Designation", and collectively with the Series A Certificate of Designation, Series B Certificate of Designation and Series C Certificate of Designation, the "Outstanding Certificates of Designation") except as may be specifically provided for herein, in the Outstanding Certificates of Designation or waived or consented to by the holders of Outstanding Preferred Stock, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and this Series E Preferred Stock are to be pari passu in all respects as to rights of payment and distribution (whether in cash, in kind or in other property or securities), whether by way of dividend, upon liquidation, or otherwise, and all such payments and distributions shall be made to the Outstanding Preferred Stock and Series E Preferred Stock pari passu and simultaneously by the Company. To the extent any payment is insufficient to fully discharge the obligations of the Company to Series E Preferred Stock hereunder and under the Outstanding Certificates of Designation, such payment will be made pro rata between each series by multiplying same by a fraction, the numerator of which is the amount of the payment due such series, and the denominator of which is the total payment due the Outstanding Preferred Stock and Series E Preferred Stock.

      Article II. Dividends. The holders of Series E Preferred Stock ("Series E Preferred Stockholders") shall be entitled to receive semi-annually, on April 15 and October 15 of each year until such Series E Preferred Stock is either converted or redeemed pursuant to this Certificate of Designation, dividends at the rate of 6.0% per annum on the stated value of $25.00 per share. All dividends declared upon the Series E Preferred Stock shall be declared pro rata per share and shall accrue daily through the day immediately before the date of conversion or redemption thereof. At the Company's option, dividends may be paid in cash or Common Stock, or any combination thereof. In the event dividends are paid in Common Stock, the value of the Common Stock for this purpose is to be the 10-day volume-weighted average of the closing sale price of the Company's Common Stock as reported by the primary stock exchange on which such stock is listed or traded, or if not so listed or traded, then as determined in good faith by the Board of Directors ("Common Stock Price"). In no event, however, shall the Company pay dividends in Common Stock to the extent that, when aggregated together with the shares of Common Stock issued or issuable upon conversion of the Series E Preferred Stock into Common Stock, the Company shall issue shares of Common Stock in excess of 19.99% of the number of shares of Common Stock outstanding on the date of filing of this Certificate of Designation.

      Article III. Liquidation, Dissolution or Winding Up. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Company designated to be junior to the Series E Preferred Stock ("Junior Stock") and subject to the liquidation rights and preferences of any class or series of preferred stock designated in the future to be senior to ("Senior Stock"), or on a parity with, the Series E Preferred Stock with respect to liquidation preferences, the holders of each share of Series E Preferred Stock shall be entitled, pari passu with each other and with the holders of each share of Outstanding Preferred Stock as to right of payment, to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes whether such assets are capital, surplus or earnings ("Available Assets"), an amount equal to $25.00 per share plus all accrued but unpaid dividends ("Liquidation Price"). If, upon any such liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Stock shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series E Preferred Stock, together with the holders of Outstanding Preferred Stock and any class of stock ranking on liquidation on a parity with the Series E Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(b) After the payment of all preferential amounts required to be paid to the holders of Senior Stock and Series E Preferred Stock and any other series of preferred stock upon the dissolution, liquidation or winding up of the Company, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Company available for distribution to its stockholders.

(c) The Liquidation Price set forth in this Article III shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series E Preferred Stock.

      Article IV. Voting. (a) Each issued and outstanding share of Series E Preferred Stock shall be entitled to 3.5511 times the number of votes as each share of Common Stock is entitled to vote at each meeting of stockholders of the Company with respect to any and all matters presented to the stockholders of the Company for their action or consideration (subject to adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series E Preferred Stock). Except as provided by law or by the provisions establishing any other series of preferred stock, Series E Preferred Stockholders and holders of any other outstanding preferred stock shall vote together with the holders of Common Stock as a single class.

(b) The Company shall not amend, alter or repeal the preferences, special rights or other powers of the Series E Preferred Stock so as to adversely affect the Series E Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding aggregate number of shares of such affected Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; provided; however; the Company may at any time without the vote or consent of the Series E Preferred Stockholders or any other stockholder amend this Series E Certificate of Designation (i) as provided in the Series E Subscription Agreement or (ii) to increase or reduce the number of shares designated hereunder so long as any reduction does not result in the designation of less Series E Preferred Stock than is issued and outstanding at the time of the reduction.

      Article V. Conversion. The number of shares of Common Stock to which a holder of Series E Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Conversion Rate (as hereinafter defined) by the number of shares of Series E Preferred Stock being converted at any time. The conversion rate in effect at any time for the Series E Preferred Stock ("Conversion Rate") shall be the quotient obtained by dividing $25.00 plus any accrued and unpaid dividends by the Conversion Price. The conversion price in effect from time to time shall be $7.04 per share ("Conversion Price"), subject to adjustment whenever there shall occur a stock split, stock dividend, combination, recapitalization, reclassification or other similar event involving a change in the Series E Preferred Stock.

(a) Optional Conversion. Each share of Series E Preferred Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided, into fully-paid and nonassessable shares of Common Stock, provided, however, that on any redemption of any Series E Preferred Stock or any liquidation of the Company, the right of conversion shall terminate at the close of business 5 business days preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the Series E Preferred Stockholders.

      1. In order to exercise an optional conversion, a Series E Preferred Stockholder shall surrender a certificate or certificates representing the shares to be converted to the transfer agent for the Series E Preferred Stock (or, if no transfer agent be at the time appointed, then the Company at its principal office), and shall give written notice to the Company that the holder elects to convert the Series E Preferred Stock represented by such certificates, or any number thereof. If so required by the Company, certificates surrendered for conversion shall be duly endorsed or accompanied by duly executed written instrument or instruments of transfer, in form satisfactory to the Company. The date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of the certificates and the notice shall be the Conversion Date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series E Preferred Stock, the Company shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(b) Mandatory Conversion. The Company may, at any time after December 1, 2006, upon notice as below provided, require that any or all outstanding Series E Preferred Stock be converted into Common Stock in the manner hereinafter provided if the Common Stock into which the Series E Preferred Stock is convertible is registered pursuant to an effective registration statement under the Securities Act of 1933, as amended, by delivery to the Series E Preferred Stockholders, for each share of Series E Preferred Stock converted, (i) the number of shares of Common Stock determined by dividing the Liquidation Price by the Conversion Price, if the closing sale price for the Company's common stock exceeds 150% of the applicable Conversion Price for 20 out of 30 consecutive "trading days" (days the principal exchange on which the Common Stock is listed or traded is open for business or, if the Common Stock is no longer listed or traded on an exchange, business days) within 180 days prior to notice of conversion or (ii), if the requirements of (i) are not met, the number of shares of Common Stock determined by dividing 110% of the Liquidation Price by the Conversion Price.

      1. In order to exercise a mandatory conversion, the Company must provide all Series E Preferred Stockholders notice of the conversion at least 30 days prior to the Conversion Date, such notice to include the number of shares to be converted and instructions for surrender of the certificate or certificates representing the Series E Preferred Stock. Upon surrender of the certificates to the transfer agent, the Company shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. The Company shall not be obligated to issue such certificates unless certificates evidencing the shares of Series E Preferred Stock being converted are either delivered to the Company or any such transfer agent, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

      2. In the event the Company does not redeem all outstanding shares of Series E Preferred Stock in a mandatory conversion, the Company shall redeem pro-rata from each Series E Preferred Stockholder such number of shares determined by dividing the number of shares to be redeemed by the number of shares of Series E Preferred Stock then outstanding, multiplied by the number of shares held by each Series E Preferred Stockholder.

(c) Term. The Company will, on the third anniversary of this Certificate of Designation, at the Company's election, (1) redeem the Series E Stock plus any accrued and unpaid interest for cash, (2) convert the Series E Stock and any accrued and unpaid interest into Common Stock valued as set forth in (b)(1) above, or (3) redeem and convert the Series E Stock in any combination of (1) and (2) above.

(d) Redemption. Each holder of Series E Stock shall have the right, but not the obligation, to require the Company to redeem for cash, any or all of such holder's Series E Stock plus accrued and unpaid interest, so long as any of the following events occur and remain uncured (i) the Company delays the audit of its financial statements beyond 180 days after the end of the Company's fiscal year (excluding for causes beyond the Company's control, for so long as such cause remains in effect), (ii) failure to file Sarbanes-Oxley or equivalent forms when required of it by the rules and regulations of the Exchange Act of 1934, as amended, or (iii) the Company's Common Stock is delisted from the American Stock Exchange ("AMEX") (unless the Company's Common Stock is listed within sixty days of such delisting on any of the AMEX, New York Stock Exchange or the NASDAQ market).

(e) Fractional Shares. The Company shall not issue fractions of shares of Common Stock upon conversion of Series E Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this
Article V(e), be issuable upon conversion of any Series E Preferred Stock, the Company shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed at the Common Stock Price on the date of conversion.

(f) Reservation of Shares. The Company shall at all times reserve out of its authorized but unissued shares of Common Stock such number of shares of Common Stock as shall from time to time be sufficient to permit the conversion of all of the Series E Preferred Stock then outstanding, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. All shares of Common Stock issued upon due conversion of shares of Series E Preferred Stock shall be validly issued, fully paid and non-assessable.

(g) Rights Upon Conversion. All shares of Series E Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon.

            IN WITNESS WHEREOF, Immtech International, Inc. has caused this Certificate of Designation Series E Convertible Preferred Stock to be duly executed by its President and Chief Executive Officer this 13th day of December, 2005.

                                      IMMTECH INTERNATIONAL, INC.



                                      By: /s/ T. Stephen Thompson
                                          -------------------------------------
                                          T. Stephen Thompson
                                          President and Chief Executive
                                          Officer